Exhibit 10.30

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“this Agreement”) is made as of the            of December, 2024 (“Effective Date”) between Digimarc Corporation, an Oregon corporation, with its principal offices at Beaverton, Oregon (hereinafter called the “Company”), and               (hereinafter called “Executive”).

It is made with reference to the following facts:

A.    The Board of Directors of the Company (the “Board”) believes it is important to provide financial assistance to Executive upon certain termination of employment in accordance with the terms and conditions of this Agreement and that it is imperative that the Company and the Board be able to rely upon Executive to continue in Executive’s position, and that they be able to receive and rely upon Executive’s advice as to the best interests of the Company and its shareholders, including but not limited to those circumstances described in Section 1.3 below;

B.    The prior Change of Control Retention Agreement (the “Existing Agreement”) between the Company and Executive is scheduled to expire by its terms on December 31, 2024;

C.    Executive is willing to enter into this Agreement as an amendment and restatement of the Existing Agreement as of the Effective Date for the purposes and on the terms and conditions described herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions

1.1    “Code” means the Internal Revenue Code of 1986, as amended, unless the context clearly indicates otherwise.

1.2    “Cause,” when used in connection with the termination of Executive’s employment by the Company, shall mean (a) the willful engaging by Executive in misconduct which is significantly injurious to the Company, monetarily, reputationally or otherwise; (b) any act by the Executive of fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company; (c) Executive’s conviction of or plea of no contest to a felony or any crime involving moral turpitude; (d) Executive’s material breach of this Agreement or any other agreements with the Company; (e) Executive’s unauthorized disclosure of the Company’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with the Company; (f) Executive’s violation of the Company’s Code of Ethics (if applicable), Code of Business Conduct and Ethics or any material willful violation of any other employment rule, code or policy, as such policies currently exist or may be amended or implemented during Executive’s employment with the Company; (g) Executive’s failure or refusal to follow the lawful instructions of the Company, if such failure or refusal continues for a period of five (5) calendar days after the Company delivers to Executive a written notice stating the instructions that Executive has failed or refused to follow; or (h) the entry by a court of competent jurisdiction of an order, or the entering into by Executive of a consent decree, barring Executive from serving as an officer or director of a public company. For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

1.3    “Change of Control Event” means the first to occur of the following events:

(a)    An acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change of Control Event: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b)    A change in the composition of the Board of Directors of the Company (“Board”) during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board (including, without limitation, any settlement thereof) shall not be considered a member of the Incumbent Board;

(c)   Consummation of Company Transaction;

(d)    An assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Entity (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction will be satisfied with respect to the Entity which acquires such assets; or

(e)   Occurrence of a liquidation or dissolution of the Company.

1.4    “Change of Control Period” shall mean the period commencing three months prior to a Change of Control Event and ending one year after a Change of Control Event.

1.5    “Company Transaction” shall mean a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company, excluding, however, in each case, a transaction pursuant to which (i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 40% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; and (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company

1.6    “Disability” shall mean a physical or mental incapacity of Executive which entitles Executive to commence the receipt of benefits under the long-term disability plan maintained by the Company.

1.7    “Entity” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

1.8    “Equity Award” shall mean an award granted to Executive with respect to the common stock of the Company, including restricted stock units and performance stock units granted under any equity incentive plan maintained by the Company from time to time including, without limitation, the 2018 Incentive Plan and any successor equity plan.

1.9    “Equity Award Agreement” shall mean the agreement evidencing and governing the terms of an Equity Award.

1.10    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11    “Good Reason,” when used with reference to a voluntary termination by Executive of his or her employment with the Company, shall mean the occurrence of any of the following, without Executive’s express written consent:

(a)    a substantial reduction in Executive’s level of duties, authority, responsibilities or reporting structure; provided, that (i) a change in title or (ii) a change in title or status resulting from the Company, or any affiliate of the Company by which Executive is then employed, being a direct or indirect subsidiary of a parent company or other restructuring, with no corresponding substantial reduction in Executive’s level of duties, authority or responsibilities, shall not, in and of itself, constitute Good Reason prior to a Change of Control Event but on or after a Change of Control Event adding an additional reporting layer above the Executive or materially changing Executive’s role by virtue of the Company’s structure (such as no longer being an executive officer of a company whose common stock is traded on a national securities exchange) shall be deemed Good Reason;

(b)    a material reduction in Executive’s Minimum Base Salary or a material reduction in the Executive’s aggregate incentive compensation opportunity (equity and cash), unless such reduction is part of an overall reduction for all employees at the same level as Executive;

(c)    the Company’s mandatory transfer of Executive to another geographic location that is more than 35 miles from the location where Executive was employed at the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Effective Date hereof;

(d)    the failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company, to the extent legally required; or

(e)    the repudiation or failure by the Company or its successor to comply with any of its obligations under this Agreement.

Executive’s resignation will not be for Good Reason unless the Executive provides the Company with written notice identifying any Good Reason condition within 90 days after Executive has knowledge of the existence of the condition and the Company fails to correct the condition so identified within 30 days after receipt of the notice.

1.12    “Healthcare Coverage Payment” means the monthly COBRA cost for the Executive and Executive’s dependents for medical care (including group dental and vision) under the Company’s group health plan, based on the applicable plans and the Executive’s coverage elections in effect immediately prior to the Executive’s termination of employment. For purposes of clarification, Healthcare Coverage Payment does not include other benefits such as life insurance and disability insurance.

1.13    “Minimum Base Salary” shall mean salary at an annual rate equal to Executive’s annual rate of salary on the Termination Date (or, if Executive terminates for Good Reason, within the meaning of Section 1.11(b), immediately prior to the material reduction thereof giving rise to Good Reason).

1.14    “Monthly Current Compensation” shall mean one-twelfth (1/12th) of the Minimum Base Salary.

1.15    “Parent Company” shall mean a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

1.16    “Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

1.17    “Qualifying Change of Control Termination” shall mean a termination of employment by the Company Without Cause or by the Executive for Good Reason during the Change of Control Period.

1.18    “Qualifying Non-Change of Control Termination” shall mean a termination of employment by the Company Without Cause or by the Executive for Good Reason other than during a Change of Control Period.

1.19    “Successor Company” shall mean the surviving company, the successor company or Parent Company, as applicable in connection with a Company Transaction.

1.20    “Termination Date” shall mean the effective date as provided in this Agreement for the termination of Executive’s employment.

1.21    “Without Cause,” when used in connection with the termination of Executive’s employment by the company, shall mean any termination of employment of Executive by the Company which is not a termination of employment for Cause or for Disability.

2.	Scope of Agreement

This Agreement shall apply with respect to a termination of employment of Executive as set forth in this Agreement. Except as otherwise provided herein, in respect of payments to beneficiaries, this Agreement shall terminate automatically upon the death of Executive.

3.	Termination of Employment of Executive By the Company

3.1     General

The Company shall have the right to terminate Executive’s employment hereunder for Cause, for Disability or Without Cause upon following the procedures hereinafter specified.

3.2     For Disability

Termination of Executive’s employment for Disability shall become effective on the date that disability benefits payable to Executive commence under any long-term disability plan maintained by the Company or on such later date as the Company may specify in a written notice to the Executive.

3.3     For Cause

Termination of Executive’s employment for Cause shall become effective on or after a written notice of intent to terminate Executive’s employment, specifying the date of such termination and the particulars of the conduct of Executive forming the basis for such termination, is given to Executive by the Board.

3.4     Without Cause

The Company shall have the absolute right to terminate Executive’s employment Without Cause at any time. Termination of Executive’s employment Without Cause shall be effective on or after the date of the giving to Executive by the Board of a written notice of termination, specifying the date of such termination and that such termination is Without Cause.

3.5     Effect of Termination

Upon a termination of Executive’s employment for Cause, or for Disability as provided in Section 3.2 hereof, Executive shall have no right to receive any compensation or benefits hereunder. Upon a termination of Executive’s employment Without Cause, Executive shall be entitled to receive the compensation and benefits provided in Section 5 hereof.

4.	Termination of Employment by Executive

The Executive shall be entitled to terminate his or her employment with the Company. The Executive shall give the Company written notice of voluntary termination of employment, which notice need specify only Executive’s desire to terminate his or her employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice by Executive pursuant to this Section shall be effective thirty-one (31) days after receipt by the Company of such notice; provided, that Executive’s termination of employment shall not be for Good Reason, if (a) the Company has, within thirty (30) days after receiving Executive’s notice, corrected the condition that would otherwise result in Good Reason for termination, or (b) Executive fails to give the Company his/her written notice of voluntary termination of employment within ninety (90) days after the initial existence of such condition. If such termination is for Good Reason, Executive shall be entitled to receive the compensation and benefits in Section 5 hereof. If such termination is for other than Good Reason, Executive shall have no right to receive any compensation and benefits hereunder other than Executive’s Minimum Base Salary and accrued vacation through the Termination Date.

5.	Benefits Upon Termination by the Company Without Cause or by Executive for Good Reason

Upon the termination of the employment of Executive by the Company Without Cause pursuant to Section 3.34 or by Executive for Good Reason pursuant to Section 4 hereof, and if Executive executes and does not revoke a general release of all claims in a form acceptable to the Company and substantially similar to Exhibit A attached hereto with such changes that the Company makes to reflect changes in applicable law, Executive’s location and the circumstances of Executive’s termination of employment (the “General Release”), which General Release becomes effective (i.e., the Executive has executed the General Release and any revocation period has expired without Executive revoking the General Release) within sixty (60) days, or such shorter period as is specified in the General Release, after the Termination Date, Executive shall be entitled to receive the following compensation and benefits:

5.1    Upon a Qualifying Non-Change of Control Termination, the Company shall pay to Executive (a) Minimum Base Salary through the Termination Date, (b) Executive’s short-term incentive bonus (if any) earned, but not paid, for a completed annual bonus period, (c) a lump sum cash amount equal to twelve multiplied by Monthly Current Compensation and (d) a lump sum cash amount equal to twelve multiplied by the Healthcare Coverage Payment and (e) unpaid or unreimbursed reasonable business expenses of the Executive incurred through the Termination Date in accordance with the Company’s business expense policy; and provided further that any amount due to Executive under clauses (b), (c), or (d) during the period from the Termination Date to the effective date of the General Release shall be paid to Executive on the first regularly- scheduled pay date immediately following the effective date of the General Release, but, in any event not later than two and one half (2-1/2) months following the Termination Date. Notwithstanding the foregoing, if the maximum period during which Executive can consider and revoke the General Release begins in one calendar year and ends in the subsequent calendar year, then no amounts due to Executive under clauses (b), (c), or (d) above shall be paid to Executive until the first regularly scheduled pay date occurring after the later of (y) the last day of the calendar year containing the Termination Date, and (z) the date on which Executive’s General Release becomes effective, regardless of when Executive’s General Release becomes effective; and the amount paid to Executive on such pay date shall include all amounts due to Executive for the period from the Termination Date to such pay date.

5.2    Upon a Qualifying Change of Control Termination, the Company shall pay to Executive (a) Minimum Base Salary through the Termination Date, (b) Executive’s short-term incentive bonus (if any) earned, but not paid, for a completed annual bonus period, (c) a pro rata portion of Executive’s target short-term incentive bonus opportunity for the year in which the Termination Date occurs, based on the number of days that Executive was employed during that year, (d) a lump sum cash amount equal to twelve multiplied by Monthly Current Compensation, (e) a lump sum cash amount equal to twelve multiplied by the Healthcare Coverage Payment and (f) unpaid or unreimbursed reasonable business expenses of the Executive incurred through the Termination Date in accordance with the Company’s business expense policy; and provided further that any amount due to Executive under clauses (b), (c), (d) or (e) during the period from the Termination Date to the effective date of the General Release shall be paid to Executive on the first regularly-scheduled pay date immediately following the effective date of the General Release, but, in any event not later than two and one half (2-1/2) months following the Termination Date. Notwithstanding the foregoing, if the maximum period during which Executive can consider and revoke the General Release begins in one calendar year and ends in the subsequent calendar year, then no amounts due to Executive under clauses (b), (c), or (d) above shall be paid to Executive until the first regularly scheduled pay date occurring after the later of (y) the last day of the calendar year containing the Termination Date, and (z) the date on which Executive’s General Release becomes effective, regardless of when Executive’s General Release becomes effective; and the amount paid to Executive on such pay date shall include all amounts due to Executive for the period from the Termination Date to such pay date. In addition, upon a Qualifying Change of Control Termination, any unvested Equity Awards will become fully vested. For the avoidance of doubt, the provisions of this Section 5.2 with respect to Equity Awards shall supersede the provisions contained in the applicable Equity Award Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to the Executive. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance and time period adjustment determined under the terms of the applicable Equity Award Agreement in connection with the Change of Control Event.

5.3    Notwithstanding any other provision of this Agreement, if the Company receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”) that any portion of any payment by the Company or a related entity to Executive, or any benefit received by Executive, under this Agreement or otherwise (each a “Payment”) would be considered to be an “excess parachute payment” within the meaning of Code Section 280G, then the Payments (under this Agreement or otherwise) shall be reduced (the “Reduction”) to the highest amount that, in the opinion of the Tax Advisor, may be paid to Executive by the Company without having any portion of any Payment treated as an “excess parachute payment”; provided that the Reduction shall not apply if, in the opinion of the Tax Advisor, the after-tax value to Executive of the total Payments prior to the Reduction is greater than the after-tax value to Executive if the total Payments are determined taking into account the Reduction. The Reduction, if any, shall be applied to the Payments by the Company in its reasonable discretion as it determines and to the extent required by Code Section 409A in the following order: (a) reduction of any Payments that are subject to Code Section 409A on a pro- rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (b) reduction of any Payments that are exempt under Code Section 409A. If the Tax Advisor requests, Executive and the Company shall obtain, at the Company’s expense, and the Tax Advisor may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. All determinations made by the Tax Advisor shall be binding upon the parties hereto and all fees and expenses of the Tax Advisor shall be borne by the Company.

5.4    Except as specifically provided herein, the amount of any compensation or benefits provided for in this Section 5 shall not be subject to mitigation by Executive being required to seek other employment or otherwise.

5.5    The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Code Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)    to the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall be interpreted accordingly;

(b)    if, at the time Executive separates from service, Executive is a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six (6) months following the date of Executive’s separation from service shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date on which Executive separates from service or, if earlier, upon Executive’s death;

(c)    each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments shall be treated as a right to a series of separate and distinct payments; and

(d)    with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided, that this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.6    The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under this Agreement to the Executive shall be reduced by any severance benefits to which the Executive would otherwise be entitled from the Company (unless such agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which Executive is otherwise entitled shall be reduced (but not below zero) by any payments or benefits to which the Executive may be entitled under any federal, state or local plant-closing (or similar or analogous) laws or mandatory severance benefits under the laws of any applicable jurisdiction.

5.7    If Executive does not properly execute the General Release or if Executive revokes or attempts to revoke the General Release or if the General Release is not effective within sixty (60) days, or within such shorter period specified in the General Release, after the Termination Date, Executive will not be entitled to any of the benefits provided under this Section 5, except those which may be otherwise required by law.

6.	Confidential Information

6.1     Definitions:

(a)    “Confidential Information” means any non-public business information that Executive may generate, receive, or have access to (including prior to the date of this Agreement) as a result of Executive’s employment by the Company (including information concerning or received from the Company, any organization or entity that was (or whose assets were) acquired by the Company (a “Predecessor Company”), or any partners, vendors, customers, or others with whom the Company or a Predecessor Company has a confidentiality obligation), regardless of whether such information is marked as “confidential” or whether such information is in intangible form or in electronic, oral, visual, written, or other tangible form. Confidential Information includes non-public business information: (i) that is protected as a trade secret under applicable law (ii) regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, competitive analysis, vendors, suppliers, customers, or personal information; or (iii) that otherwise pertains to Innovations. Confidential Information does not include information that is in or enters the public domain other than through (i) a data security breach or (ii) Executive’s or any third party’s breach of this Agreement or any similar obligations of confidentiality owed to the Company.

(b)    “Innovation(s)” means all works of authorship (including software, applications, interfaces documentation, drawings, specifications, graphics, photographs, recordings, and audiovisual works), ideas, systems, know-how, prototypes, devices, designs, configurations, models, inventions (whether or not patentable), discoveries, creations, conceptions, compilations, reductions to practice, materials, improvements, processes, techniques, combinations, formulae, patterns, developments, proprietary information and data, and any intellectual property rights (including any patents (including the right to claim priority thereto), copyrights, trademarks, trade secrets, or other proprietary rights and the right to sue for, settle, and release past, present, and future infringement of any of the foregoing).

6.2    At the Company’s request, or upon termination of Executive’s employment, Executive will deliver to the Company (and will not recreate or deliver to anyone else) all (i) Company-provided equipment, including, computers, laptops, iPads, tablets, cell phones, e-mails, cloud-based storage, encryption keys, tokens, passwords, account information, and other electronic storage devices; and (ii) Confidential Information or other property developed or obtained by Executive during Executive’s employment with the Company. This includes returning any Confidential Information contained on Executive’s personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, encryption keys, tokens, passwords, account information, or other electronic storage devices.

6.3    Executive will, at all times during Executive’s employment with the Company and thereafter, (i) hold all Confidential Information in strictest confidence, (ii) not use or reproduce any Confidential Information, except to the extent necessary to perform Executive’s responsibilities to the Company, (iii) not disclose any Confidential Information to any person, firm, institution, corporation or other entity (“Person”) without written authorization of the Board of Directors or the Chief Executive Officer of the Company (except if Executive is the Chief Executive Officer, in which case written authorization of the Board of Directors will be required) in each instance, and (iv) not engage in unauthorized use or disclosure of “Personal Information” as such term is defined under the California Privacy Rights Act or any similar applicable law, and any implementing regulations thereunder. Notwithstanding the foregoing, Executive understands that Executive is only required to hold in confidence any Confidential Information that is not a trade secret (as defined under applicable law) for the maximum duration permitted by applicable law. Executive will immediately give notice to the Company of any unauthorized use or disclosure of any Confidential Information. Executive will assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information. Executive’s nondisclosure obligations under this Section 6.3 do not apply to the extent that Executive is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, to the extent permitted by applicable law, that Executive will provide reasonable advance written notice thereof to the Company, consult with the Company with respect to such disclosure, provide the Company sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable), and cooperate with the Company in objecting to, narrowing the scope of, or obtaining a protective order or confidential treatment of such information.

6.4    Notwithstanding any terms to the contrary in this Agreement, pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.5    Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. This includes, but is not limited to, discussing or disclosing workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, an act of retaliation against a person for reporting or opposing harassment or discrimination, sexual harassment or sexual assault occurring in the workplace, at work-related events off the employment premises coordinated by or through the Company, or between employees, or between an employer and an employee. Further, nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other securities regulatory agency or authority, the Occupational Safety and Health Administration, any other self-regulatory organization, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal or state regulatory authority (“Government Agencies”). Executive further understand that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7.	Non-Disparagement

During Executive’s employment with the Company and thereafter, Executive agrees, to the maximum extent permitted by applicable law and as otherwise permitted by this Agreement, not to make any written or oral disparaging statements (including on any social media platform) about the Company, including, without limitation, the Company’s employees, agents, representatives, officers, directors, investors, or products or services.

8.	Successors; Binding Agreement

8.1    As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8.2    This Agreement is personal to Executive and Executive may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

9.	Modification; Waiver

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

10.	Arbitration of Disputes

10.1    The parties agree that any disagreement, dispute, controversy or claim arising out of or relating to Executive’s employment with the Company or termination of employment, this Agreement or the interpretation or validity hereof, or any alleged breach of this Agreement (collectively, Disputes) are expressly subject to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”) and shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute which cannot be resolved between the parties, including, without limitation, any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal. Disputes do not include: (i) claims that, as a matter of federal, state or local law, the parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law); (ii) claims for workers’ compensation benefits; (iii) claims for emergency temporary relief or emergency injunctive relief; (iv) claims subject to resolution through the grievance and arbitration procedure contained in any applicable collective bargaining agreement; and (v) claims for unemployment insurance compensation benefits. For the avoidance of doubt, because this provision is subject to the FAA, the term Disputes includes claims in California pursuant to the California Fair Employment and Housing Act, the California Labor Code, and any other similar state or local law, statute, regulation, or ordinance.

10.2    This Agreement does not prevent either Executive or the Company from (i) participating as a witness or providing testimony in any proceeding, (ii) filing any charge or complaint, or (iii) making any truthful statements or disclosures permitted or required by law, regulation, or legal process, whether in court, in arbitration, or before any securities regulatory agency or authority, any self-regulatory organization, or any other federal, state, or local regulatory authority or board, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, and the Securities and Exchange Commission. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Executive has reason to believe is unlawful.

10.3    The arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Rules of Civil Procedure Rule 68 (the “Rule 68”). The Arbitration Rules are available online at https://www.adr.org/sites/default/files/EmploymentRules_Web_3.pdf and Rule 68 is available at http://www.law.cornell.edu/rules/frcp/rule_68. Both are available from the Company upon request.

10.4    The arbitral tribunal shall consist of one neutral arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his or her principal place of business in the State of Oregon; and (b) has had substantial experience in business transactions. Unless applicable law requires otherwise, the arbitral tribunal will have the authority to determine the enforceability, validity, and scope of this Agreement, as well as whether a claim is arbitrable, all of which will be decided under the FAA. The Company shall pay all of the fees, if any, and expenses of such arbitrator and the arbitration proceeding itself, except that Executive shall be responsible for paying the initial filing fees as provided by the Arbitration Rules. Each party will pay its own attorneys’ fees and costs, if any; provided that if either party prevails on a claim that affords the prevailing party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitral tribunal may award reasonable attorneys’ fees and costs consistent with applicable law. If the arbitration is conducted in California as required by applicable law, the parties agree that the arbitral tribunal shall: (i) invoice the Company for the fees and costs to initiate arbitration with such payment being due within 45 days of receipt of the invoice; (ii) invoice the Company for the fees and costs associated with proceeding to arbitration 90 days in advance of the arbitration with the fees and costs being due no earlier than 14 days before the date of the arbitration; and (iii) provide an invoice to all parties by the same means on the same day.

10.5    The arbitration shall be conducted in the State in which the Executive resides at the time a Dispute arises, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

10.6    Either party may be represented by an attorney and may conduct discovery sufficient to allow the parties to adequately arbitrate or defend against a Dispute, including access to essential documents and witnesses. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross- examine such witness, except as the parties to the Dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

10.7    The parties each expressly waive the right to a jury trial and any other civil court proceeding and are giving up the right to file a lawsuit in Court with respect to Disputes. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding except as applicable law provides for judicial review of arbitration proceedings. The arbitral tribunal shall provide the parties with a written decision explaining the arbitrator’s findings and conclusions. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

10.8    Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement. If there is a conflict between the Arbitration Rules and this Agreement, this Agreement governs.

          By initialing here, Executive acknowledges that Executive has read this paragraph and agrees with its arbitration provision.

11.	Payment Obligations Absolute

On or after a Change of Control Event, the Company’s obligation to pay Executive the amounts provided for hereunder and to make the arrangements provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Subject to the right of the Company to seek arbitration under Section 10 and recover, pursuant to such arbitration, any payment made hereunder, each and every payment made hereunder by the Company on or after a Change of Control Event shall be final and the Company will not seek on or after a Change of Control Event to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

12.	Notice

All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Company, to:	Digimarc Corporation
8500 SW Creekside Place Beaverton, Oregon 97008 Attn: Chief Legal Officer

If to the Executive, to:

Either party hereto may change its address, for purposes of this Section 122, by giving fifteen (15) days prior notice to the other party hereto.

13.	Severability

If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.	Headings

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

15.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original.

16.	Governing Law

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State in which the Executive resides.

17.	Payroll and Withholding Taxes

All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll related or withholding taxes.

18.	Entire Agreement

This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof including without limitation the Existing Agreement and constitutes the entire agreement of the parties relating to the subject matter hereof; provided, that this Agreement shall not supersede or limit or in any way affect any rights Executive may have under any other Company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation, accident and disability plans, programs and arrangements). Notwithstanding the foregoing, to the extent Executive is required by law or by any other agreement to protect the Confidential Information, work product, or other intellectual property or business interests of the Company, or to assign the work product or other intellectual property rights to the Company, in each case such obligations shall remain in full force and effect in addition to all obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Retention Agreement as of the date first above written.

EXECUTIVE	DIGIMARC CORPORATION

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), effective          , 20         by and between                (“Executive”) and Digimarc Corporation (the “Company”)

RECITAL

A.    Executive and Company are parties to, among other things, an Executive Retention Agreement dated as of                    , 2024 (the “Retention Agreement”).

B.    The Retention Agreement provides, among other things, that if: (i) Company terminates the employment of Executive Without Cause (as defined in the Retention Agreement), or (ii) the Executive resigns his or her employment for Good Reason (as defined in the Retention Agreement) (each a “Release Condition”), then Executive shall execute this Agreement in exchange for the right to receive certain payments from Company as set forth more fully in the Retention Agreement.

C. Effective                        , 202   , a Release Condition has occurred.

AGREEMENT

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Settlement Amount. Execution of this Agreement by Executive shall satisfy the condition that Executive execute a full release of claims as set forth in Section 5 of the Retention Agreement and, upon satisfaction of any other conditions set forth in this Agreement or in the Retention Agreement, Executive shall be entitled to receive the compensation set forth in Section 5 of the Retention Agreement.

2.    Release of Claims. Executive irrevocably and unconditionally releases and forever discharges Company, its affiliates, successors and assigns, and each of their respective officers, directors, members, employees, representatives, insurance carriers, attorneys, subsidiaries, affiliates, representatives, agents, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against Company and Releasees arising from or related to Executive’s employment with Company or the termination thereof, which occurred up to and including the Effective Date (as defined below), including, but not limited to: (i) claims for any form of discrimination, harassment, retaliation, wrongful termination, failure to accommodate, failure to provide leave, or notice regarding employment status, including any claims under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Immigration Reform and Control Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act; the Uniform Services Employment and Reemployment Act; the Occupational Safety and Health Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Families First Coronavirus Response Act; any state and local employment laws regarding COVID-19; [the California Family Rights Act; the California Government Code; the California Fair Employment and Housing Act; the California Labor Code; the California Consumer Privacy Act; California Labor Code, and any California Industrial Welfare Commission Wage Order; the Constitutions of the State of California and the United States; and any and all similar state and local law that may be applicable to Executive;] [the Maryland Fair Employment Practices Act; the Maryland False Claims Act; the Maryland Parental Leave Act; the Maryland Healthy Working Families Act; and Title 20 of the State Government Article of the Maryland Annotated Code] [the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; the New Jersey Security and Financial Empowerment Act; the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law; the New Jersey Earned Sick Leave Law; the New Jersey Warn Act; and retaliation claims under the New Jersey Workers’ Compensation Law] [the Oregon Family Leave Act; the Oregon Unlawful Discrimination Against Injured Workers Law; Oregon’s Leave of Absence for State Service Law; Oregon’s Unlawful Discrimination Against Persons with Disabilities Law; the Oregon Military Family Leave Act; Oregon’s Initiating or Aiding Administrative, Criminal, or Civil Proceeding Law; Chapter 659A of the Oregon Revised Statutes; and Oregon’s Social Media Accounts in Employment law; Executive also that acknowledges that Executive has been provided with a copy of the Company’s Equal Employment Opportunity policies to review prior to signing this Agreement] [the Pennsylvania Human Relations Act; and the Pennsylvania Whistleblower Law]; provided, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; (ii) claims relating to the payment of wages, salary, compensation, or penalties (“Wages”) under any local, state, or federal law, statute, regulation, or ordinance that may be legally waived and released, including, but not limited to, any claims under the Federal Fair Labor Standards Act and the Equal Pay Act; (iii) breach of contract; breach of the implied covenant of good faith and fair dealing; violation of any privacy right; defamation; libel; slander; intentional and negligent infliction of emotional distress; (iv) any and all claims for equitable relief, restitution, and other money damages and damages; (v) any and all claims for attorney’s fees and/or costs; and (vi) any other legal limitation on the employment relationship. [This release includes, to the maximum extent permitted by applicable law, a release of Executive’s portion of claims pursuant to the California Private Attorneys General Act (“PAGA”) and Executive waives the right to recover Executive’s portion of any civil penalties resulting from claims pursuant to PAGA. Executive acknowledges and represents that Executive has not experienced any alleged violations of the Labor Code including but not limited to alleged PAGA violations. Executive warrants and represents that Executive will not bring any claim for Wages or for any other violations of the California Labor Code, including claims pursuant to the PAGA.]

Executive acknowledges and agrees that the Company paid Executive all compensation due through Executive’s last day of employment, and Executive has received all compensation and business expense reimbursements; thus, any claim by Executive, or made on Executive’s behalf for further, other, or additional compensation or reimbursement is subject to, and will constitute, a good faith dispute.

This release by Executive does not cover any claim or right Executive cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s benefit plans, claims against the Company for breach of its obligations under this Agreement, and any claims that might arise after the Effective Date.

3.    Disclaimer of Liability. This Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by Company, its agents, employees or successors, with respect to any claims asserted by Executive, and Company expressly denies that it has done anything wrong or unlawful.

4.    Release of Unknown Claims. Executive waives (a) all rights that Executive may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts, including, but not limited to, those under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

5.    Promise Not to Sue. Executive represents that Executive has not filed any complaints, charges, or lawsuits against the Company or Releasees with any governmental agency or any court (excluding the Securities and Exchange Commission (“SEC”)) or any court. For avoidance of doubt, this Section and Agreement do not require Executive to disclose or make any representation as to any prior communications or other dealings with the SEC, and nothing in this Section and Agreement prohibits Executive from communicating with or providing information to the SEC under Section 21F of the Securities Exchange Act. Executive agrees that Executive will not initiate or encourage any such actions (in civil court, arbitration, or otherwise), regarding the claims released under this Agreement, whether on Executive’s own behalf or in a representative capacity, and will not participate in any such action, whether individually or as a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction), and warrants and represents that Executive will take all steps necessary to ensure that Executive is not a member of a class or collective with respect to such claim. Nothing in this Agreement prohibits Executive from providing truthful information (including confidential information) or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity or agency or court, or to third parties, such as when acting as a witness or participating in a legal investigation. Nothing in this Agreement prevents Executive from filing a charge or complaint with, maintaining the confidentiality of, or from participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state, or local agency charged with the enforcement of any laws. By entering into this Agreement, however, Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act. Notwithstanding the foregoing, Executive agrees to waive the right to receive future monetary recovery directly from the Company, other than as set forth in this Agreement. This waiver includes Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.

6.    Lawful Disclosure of Information. Nothing in this Agreement any other agreement between Executive and the Company, or any Company policy: (i) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, retaliation, or discrimination, or any other conduct that Executive has reason to believe is unlawful; or (b) Executive’s ability to provide testimony as a witness in any proceeding, or otherwise provide information or testimony as provided for by applicable law.

7.    Property. As a precondition to any settlement payment in connection with this Agreement, Executive shall return to Company all property of Company in Executive’s possession.

8.    ADEA Notification. This Agreement contains a release of claims under the Age Discrimination in Employment Act (the “ADEA”). By executing this Agreement, Executive certifies that Executive has knowingly and voluntarily given up any claims that Executive may have under the ADEA if those claims arose before Executive signed this Agreement. Executive further certifies that the payments described in this Agreement are considerations to which Executive would not otherwise be entitled without signing this Agreement, and that these considerations constitute payment in exchange for Executive’s execution of this Agreement.

Under the ADEA, Executive may take up to [twenty-one (21)][to the extent required for an effective release, forty-five (45)] days to consider the terms of this Agreement. Executive has the right to accept in less time by signing and delivering this Agreement to Company. Executive is urged to use as many of the [twenty-one (21)][to the extent required for an effective release, forty-five (45)] days as necessary to consider this Agreement and to consult with Executive’s attorney about it. Executive has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it. Executive acknowledges that Executive has been given at least [twenty-one (21)][to the extent required for an effective release, forty-five (45)] days to consider this Agreement prior to signing it, and Executive’s signature on this Agreement is completely voluntary. Executive and the Company agree that any changes, whether material or immaterial, do not restart the running of the [twenty-one (21)][to the extent required for an effective release, forty-five (45)]-day period, as permitted under applicable law. For the avoidance of doubt, Executive’s time period to consider whether to sign this Agreement is inclusive of the time to review the Agreement as set forth by any applicable law, including, but not limited to California Government Code Section 12964.5.

Under the ADEA, Executive may revoke this Agreement within seven (7) days of the date on which Executive signs the Agreement. If Executive revokes, then Executive will not receive any of payments or other considerations set forth in this Agreement. TO BE EFFECTIVE, EXECUTIVE’S REVOCATION MUST BE IN WRITING AND RETURNED TO DIGIMARC CORPORATION, ATTENTION: CHIEF LEGAL OFFICER, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE’S SIGNING OF THIS AGREEMENT.

This Agreement becomes effective and binding eight (8) days after Executive signs and returns the fully and properly executed Agreement to the Company, so long as Executive has not revoked it (“Effective Date”).

9.    Governing Law. This Agreement shall be governed by and construed under the laws of the State in which Executive resides as of Executive’s last day of employment, without giving effect to conflicts of laws principles.

10.    Arbitration. Executive hereby reaffirms and agrees that the arbitration obligations contained in Executive’s Retention Agreement, are fully valid, supported by mutually-agreed upon consideration, and enforceable, and shall remain in full force and effect following the termination of Executive’s employment.

11.    Entire Agreement. This is the entire agreement between Executive and the Company concerning Executive’s separation from employment with the Company. It supersedes all prior agreements except Executive’s Retention Agreement, which continue in full force and effect according to its terms.

12.    Severability. If any provision in this Agreement is found to be unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Any arbitrator or tribunal of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed.

PLEASE READ CAREFULLY. THIS IS A RELEASE OF CLAIMS YOU MAY HAVE AGAINST DIGIMARC CORPORATION.

EXECUTIVE	DIGIMARC CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Dated: , 20	Dated: , 20